EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
The Dow Chemical Company:

We consent to the incorporation by reference of our report dated February 17, 2009 (September 25, 2009 as to the effects of the retrospective adjustments disclosed in Notes A, T, and V), relating to the consolidated financial statements and financial statement schedule of The Dow Chemical Company (the “Company”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s involvement in litigation related to an agreement to acquire Rohm and Haas Company and relating to a change in method of accounting for defined benefit pension and other postretirement plans to conform to Statement of Financial Accounting Standards No. 158) appearing in this Current Report on Form 8-K, in the following Registration Statements of The Dow Chemical Company:

Form S-3:

No.	333-140859

Form S-4:

No.	333-88443

Form S-8:

Nos.	2-64560
33-21748
33-51453
33-52841
33-58205
33-61795
333-27381
333-40271
333-43730
333-49183
333-67414
333-88443
333-91027
333-103518
333-103519
333-105080
333-115185
333-122932
333-145015
333-155074

/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP Midland, Michigan September 25, 2009

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